Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO UPDATES DRILLING
AND CALLIOPE GAS RECOVERY SYSTEM ACTIVITIES
Successful Drilling Continues on Northern Anadarko Shelf Acreage
New Calliope Gas Recovery System Installations Completed
DENVER, COLORADO, November 28, 2005 — CREDO Petroleum Corporation (NASDAQ: CRED) today provided an operational update on its Anadarko Basin drilling program, its South Texas and Kansas exploration projects, and activities related to its Calliope Gas Recovery System.
James T. Huffman, President, said, “This year we significantly expanded and diversified our business with the objective of sustaining CREDO’s rapid growth rate. Substantial new commitments have been made to expand our drilling activity into South Texas and north-central Kansas. These new projects will broaden our scientific approach to prospect generation and will diversify the capital exposure, risk and reserve potential of our drilling activities.”
Huffman further stated, “This year we also significantly expanded our Calliope operations by moving into Texas and Louisiana. In addition, higher gas prices have facilitated a new Calliope project to drill wells into low-pressure reservoirs containing substantial stranded gas reserves. Calliope will then be used to recover those reserves. This will give us more control over monetizing Calliope’s value as well as provide the opportunity to optimize Calliope’s performance and broaden the range of reservoirs for Calliope applications.”
NORTHERN ANADARKO SHELF DRILLING YIELDS
CONTINUED SUCCESS
The company currently drills primarily on its 40,000 gross acre inventory located along the northern shelf of the Anadarko Basin. To date, approximately 85 wells have been drilled in Ellis and Harper Counties, Oklahoma. Three wells drilled late this summer have been placed on production. In addition, drilling is presently underway on a program of six consecutive wells ranging in depth from 6,900 to 9,200 feet.
As previously reported, the 7,550-foot Ruby State #1-27 is the third well drilled on the company’s 5,120 gross acre Glacier Prospect. The well extended production to the section north of the company’s Glacier #1-34 well. It encountered 10 feet of excellent quality Morrow sand. Pipeline sales commenced on September 22nd at 3.7 MMcf (million cubic feet of gas) per day on a 20/64th-inch choke. The high rate well produced 100 million cubic feet of gas through October, averaging 2.7 MMcf per day. However, like the Glacier #1-34, reservoir pressure has declined sharply, indicating a small primary reservoir. The well is currently producing approximately 800 Mcf (thousand cubic feet of gas) per day at a flowing casing pressure of 340 psi. The company owns a 57% working interest.
Production has stabilized on the Glacier #1-34 at approximately 100 Mcf per day at 380 psi of flowing casing pressure. This indicates that the primary reservoir is in contact with a less porous reservoir which is also contributing gas to the well. Additional production data will be required from the Ruby State to assess whether a similar condition will be present.
A fourth exploratory well has been drilled in the section to the south of the Glacier #1-34. The 7,550-foot Sander #1-4 did not encounter porous Morrow sand and is a dry hole. CREDO owned 52% of the well.
“To date, exploration results for the Glacier Prospect are mixed with two dry holes and two high volume wells that have limited primary reservoir extent,” Huffman said. “Admittedly, it is disappointing when high rate wells don’t hold-up. However, it is encouraging that we have established the presence of Morrow channels, excellent quality sand, and high gas delivery rates. On balance, Glacier Prospect is more prospective for drilling than ever before. That prompted us to lease additional acreage and to include another well for the prospect in our current drilling program.”
Approximately 13 miles to the northwest, the Owens #2R-21 is the fifth well on the company’s 2,560 gross acre Buffalo Creek Prospect. The 6,900-foot well offsets the company’s Owens #1-21 discovery which was drilled in mid-2004 and has produced 29,400 barrels of oil and 29 MMcf from the Oswego formation. The Owens #2R-21 encountered nine feet of porous Oswego limestone and six feet of Chester limestone. It is completed only in the Oswego formation and is currently producing at a stabilized rate of 20 barrels of oil per day. The Chester formation will be completed at a future date. CREDO owns a 31% working interest.
Fifteen miles to the southwest, a third well was drilled on the Rodeo portion of the company’s 14,000 gross acre Sand Creek Prospect. The 7,800-foot Rosalee #2-9 encountered nine feet of Morrow sand and 12 feet of Chester limestone. The well is dual-completed in both formations and is currently producing 130 Mcf and three to five barrels of oil per day. CREDO owns a 26% working interest.
The company is currently drilling the initial well on its 2,560 gross acre Arroyo Prospect located in Ellis County. The well will test the Morrow formation at 8,700 feet. CREDO owns a 39% working interest. The rig will then move about 25 miles to the north to drill the initial well on the company’s 1,280 gross acre Saddle Prospect located in Harper County. The well will test the Tonkawa and Morrow formations at 6,900 feet. CREDO owns a 48% working interest.
Following the Saddle Prospect, the rig will move six miles north to drill the sixth well on the Buffalo Creek Prospect. The well will test the Chester formation at 6,900 feet. CREDO owns a 31% working interest. Then, pending resolution of surface location issues, the rig will move 25 miles to the southeast and drill a north offset to the Ruby State on the Glacier Prospect. The well will test the Morrow formation at 7,500 feet. CREDO owns a 57% working interest. In addition, the company will participate in the fourth well on its 1,280 gross acre Gage Prospect. The well is a south offset to the previously reported Freeman well and will test the Morrow formation at 9,200 feet. CREDO owns a 36% working interest.

S. E. HEWITT WATERFLOOD UNIT
PRODUCTION INCREASES
In Carter County, Oklahoma, two new wells have been drilled on the S.E. Hewitt Waterflood Unit. The 6,100-foot wells are producing 75 barrels of oil and six barrels of water per day. The unit has produced 440,000 barrels of oil under waterflood, and is currently producing approximately 220 barrels of oil per day. CREDO owns a 17% working interest.
SOUTH TEXAS AND NORTH-CENTRAL KANSAS EXPLORATION
PROJECTS NEARING DRILLING STAGE
As previously reported, this year the company significantly expanded both the volume and breadth of its exploration program with new projects in South Texas and north-central Kansas. These projects diversify the company’s exploration geographically, scientifically, and in terms of capital, risk and reserve potential. Compared to the company’s Oklahoma drilling, the South Texas project involves higher costs and greater risks but offers significantly higher per well reserve potential. The north-central Kansas project is geared toward oil exploration and has excellent potential to add significant reserves at moderate costs and risks.
The South Texas project is 3-D seismic driven and focuses on the Vicksburg, Frio and Queen City sands in Hidalgo and Jim Hogg Counties. The first five drilling prospects are either fully, or mostly, leased. Drilling, which will consist of wells ranging in depth from 7,200 to 15,500 feet, is now expected to commence in the first half of 2006, depending on rig availability. The company has committed approximately $1,500,000 to the project, exclusive of drilling. Drilling participation will be determined on a case-by-case basis. CREDO owns 75% before recovery of its committed project costs and 37.5% thereafter.
In north-central Kansas, the company has increased its interest to 30% in 18,700 gross acres. The 3-D seismic shoot covering 28 square miles is expected to commence in December. The seismic will then be processed and interpreted, with drilling expected by mid-2006. The company has committed approximately $1,400,000 to the project for acreage, seismic and the initial five well drilling program. Thereafter, drilling participation will be determined on a case-by-case basis.
CALLIOPE EXPANDED INTO TEXAS AND LOUISIANA
AND NEW CALLIOPE DRILLING PROJECT LAUNCHED
“We have successfully expanded our Calliope operations into Texas with two recent installations, and into Louisiana with the recent purchase of a Calliope candidate well in Acadia Parish,” Huffman said. “Realizing Calliope’s value continues to be management’s top priority. We are focused on three fronts to increase the number of Calliope installations—joint ventures with larger companies, expanding the geographic region for purchasing Calliope candidate wells from third parties, and drilling wells into low-pressure gas reservoirs for the purpose of using Calliope to recover stranded gas reserves.”

Higher gas prices have facilitated a new project to drill wells into low-pressure gas reservoirs. Many low-pressure reservoirs, including abandoned fields, contain substantial stranded gas that can be recovered by Calliope. This project is designed to ramp-up the number of Calliope installations, improve the company’s control over monetizing Calliope’s value, control configuration of wellbores for optimum Calliope performance, and broaden the range of reservoirs for Calliope applications. The company expects to commence drilling wells for Calliope applications in mid-2006.
As previously reported, joint venture presentations have been made to a range of companies, including majors and large independents. All of the companies have expressed a keen interest in Calliope, and joint venture discussions are continuing with several of those companies, including evaluation of candidate wells.
The company recently installed Calliope on two wells located in southwest Texas. Both 11,700-foot wells were uneconomic at the time Calliope was installed. The Rauch well had produced 3.0 Bcf (billion cubic feet of gas) and 65,000 barrels of oil and the Vastine well had produced 5.4 Bcf and 158,000 barrels of oil. Calliope systems were installed on both wells during October. These prototype systems once again broadened Calliope’s down-hole application, successfully lifting several times more fluid volume than Calliope has previously lifted from the company’s Oklahoma wells. Although this prototype Calliope configuration limits the amount of gas that can be produced during the start-up and dewatering phase, after initial dewatering and once liquid production stabilizes, the system can be optimized to allow greater gas flow. Each well is currently producing about 150 Mcf per day with measured peak rates of 250 Mcf. The company expects longer term production rates of 200 to 250 Mcf per day. CREDO owns a 59% working interest.
The company recently purchased its first Calliope candidate well located in Louisiana. The 13,100-foot Louis Larcade well has produced 4.9 Bcf and 80,000 barrels of oil from the Nodosaria formation. The well is currently dead and will be evaluated for a Calliope installation in the first quarter of 2006. The company owns an 88% working interest.
Testing has been completed on the previously reported Adolfo Trevino candidate well located in Jim Hogg County, Texas. The testing disclosed significant formation damage, probably caused by the parting shots of previous operators. As a result, a Calliope system will not be installed.
In western Oklahoma, the company has fracture stimulated and completed evaluation of the 18,700-foot Wallace well for a Calliope installation. The well has produced 25 Bcf and is currently dead. A Calliope installation is expected in February, 2006. The company owns an 87.5% working interest.
The company is in the process of taking over operations of another Calliope candidate well in western Oklahoma. The 12,600-foot well has produced 13.1 Bcf and 15,500 barrels of oil. It will be tested and evaluated for a Calliope installation in the first quarter of 2006.
The company’s patented Calliope Gas Recovery System brings uneconomic and dead gas wells back to life by removing liquids from the wellbore. Calliope is unique compared to other fluid lift systems because it does not rely on bottom-hole pressure to lift liquids, it has only one down-hole moving part, and it creates simultaneous flow reversal in two wellbore chambers. The system is currently installed on 17 wells which are owned and operated by the company. Non-prototype wells have average incremental Calliope reserves of 1.1 Bcf and have produced at an average initial daily rate of 270 Mcf which ranks them in the top 15% of onshore producing wells.
For more information about the company and the Calliope Gas Recovery System, visit http://www.credopetroleum.com.
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Contact:	David W. Vreeman
Vice President & CFO
303-297-2200

Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.